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                         CONSENT TO ASSIGNMENT AND ASSUMPTION

1. SEI Financial Management Corporation ("Assignor") hereby notifies The Arbor Fund (the "Trust") that it intends to assign all of its rights and delegate its obligations under the Administration Agreement between the Trust and SEI Financial Management Corporation, dated January 28, 1993, as amended and restated May 17, 1994 and the Administration Agreement between the Trust and SEI Financial Management Corporation, dated August 1, 1994, (the "Agreements") to SEI Fund Resources, ("Assignee"), no later than June 1, 1996, in connection with the transition of Assignor's fund administration and distribution business to Assignee;

2. The Trust releases Assignor from its rights and obligations under the Agreements on or after the date the Assignment and Assumption Agreement is executed and any liability or responsibility for (i) breach of the Agreements by Assignee or (ii) demands and claims made against the Trust or damages, losses or expenses incurred by the Trust on or after the date of the Assignment and Assumption Agreement, unless such demands, claims, losses, damages or expenses arose out of or resulted from an act or omission of Assignor prior to the date of the Assignment and Assumption Agreement.

3. This consent is not a waiver or estoppel with respect to any rights the Trust may have by reason of the past performance or failure to perform by Assignor.

4. This consent is conditioned upon the execution of an Assignment and Assumption Agreement between Assignor and Assignee that requires Assignee
     (i) to assume all rights and obligations of Assignor under the Agreements and (ii) to be liable to the Trust for any default or breach of the Agreements to the extent the default or breach occurs on or after the date of execution of the Assignment and Assumption Agreement.

5. Except as provided herein, neither this consent nor the Assignment and Assumption Agreement shall alter or modify the terms or conditions of the Agreements.


     Trust:                                Assignor:
     THE ARBOR FUND                        SEI Financial Management Corporation
     By:    /s/ Barbara Nugent             By:    /s/ Kevin P. Robins
           -------------------------              --------------------------
     Title: Vice President                 Title:  Senior Vice President
     Dated as of June 1, 1996                      Dated as of June 1, 1996